UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2010

TNFG CORPORATION
(Exact name of Registrant as specified in its charter)

Illinois	000-24057	75-2375969
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2305 Cedar Springs Road, Suite 100, Dallas, TX 75201
(Address of principal execute offices, including zip code)

(214) 954-0324
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12 )

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

             (b) On November 24, 2010, Mr. Russell Crawford and Mr. Stephen Watson resigned their positions as Directors on the Board of Directors of TNFG Corporation (the "Company"). Messrs. Crawford and Watson indicated that they have no disputes regarding the Company's operations, policies or practices. Mr. Crawford was a member of the Compensation, the Audit, and the Nominating and Governance Committees. Mr. Watson was a member of the Compensation and the Nominating and Governance Committees.

             (d) On November 23, 2010, the Board of Directors of the Company elected and appointed Murrey Wanstrath to serve as a Director on the Board of Directors of the Company to fill a vacancy. Mr. Wanstrath previously was a member of the Company's Board of Directors and has served as the Company's Chief Financial Officer ("CFO") since April 15, 2009 and has served as the Company's Chief Operating Officer ("COO") since September 14, 2010. There are no changes to the terms of compensation of Mr. Wanstrath in connection with the new appointment. See (e) below regarding a new Services Agreement the Company and Mr. Wanstrath entered into with respect to other services provided to the Company by Mr. Wanstrath. Information concerning his prior business experience and related transactions may be found in the Company's Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2010 and such information is incorporated herein by reference.

             (e) On November 23, 2010, the Company entered into a Services Agreement with Murrey Wanstrath, the Company's COO and CFO. The Services Agreement was entered into after review and approval of the terms of the Service Agreement by the Board of Directors and the Compensation Committee. The Services Agreement provides that Mr. Wanstrath will provide services in ensuring that the dissolution of the Company is done in a timely and efficient manner to provide the greatest return possible to the Company's shareholders. Under the Services Agreement, which has a term through the final winding up of the Company, Mr. Wanstrath will receive $150,000, payable immediately and 15% of the funds available for distribution to shareholders over $1.00 per share, not to exceed $250,000, payable upon final determination of the final distribution to the shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNFG CORPORATION (Registrant)

By: /s/ Bernay Box
Bernay Box, Chief Executive Officer

Date: November 30, 2010